UNITED STATES
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NUTRACEUTICAL INTERNATIONAL CORPORATION
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Explanatory Note: Commencing January 12, 2012, Nutraceutical International Corporation sent the following communication to certain stockholders.

Nutraceutical International Corporation

Annual Meeting of Stockholders

January 23, 2012

Supplemental Information regarding Proposal 3

Advisory Vote on Named Executive Officer Compensation

We write with respect to the ISS Proxy Report you may have seen regarding the proposals to be voted on at the Nutraceutical International Corporation annual stockholder meeting. We take serious issue with ISS’s recommendations against the Company’s position on the advisory vote on executive compensation. We set forth below why we believe the negative ISS recommendation is unwarranted.

ISS’s recommendation to vote “against” the advisory vote to ratify named executive officers’ compensation appears to be focused on one executive’s compensation, that of our CEO Mr. Frank W. Gay II.  ISS’s apparent concern is that Mr. Gay’s total compensation increased by approximately 3.1% in fiscal 2011 while the company underperformed its “GICS peer group” in terms of total shareholder returns (TSR).  For the reasons described below, we disagree with the ISS recommendation and urge stockholders to vote “FOR” Item 3, our Advisory Vote to Ratify Named Executive Officers’ Compensation.

1.               Nutraceutical has intentionally avoided using formulaic approaches to compensation because we do not use formulaic approaches to management decisions.  We focus primarily on EBITDA as a measure of performance.  EBITDA(1) has increased from $22.9 million in fiscal 2002 to $33.4 million in fiscal 2011:

Nutraceutical

Historical Summary

(dollars in thousands)

Fiscal	Net		EBITDA %
Year	Sales	EBITDA	of Net Sales
2011	$188,070	$33,361	17.7%
2010	180,052	34,262	19.0%
2009	162,346	28,948	17.8%
2008	166,885	28,964	17.4%
2007	156,548	27,423	17.5%
2006	150,405	28,063	18.7%
2005	148,187	25,353	17.1%
2004	140,755	27,102	19.3%
2003	124,513	24,998	20.1%
2002	110,888	22,861	20.6%

Five-Year % Increase	20.1%	21.7%
Ten-Year % Increase	69.6%	45.9%

(1)  All references to EBITDA may refer to either EBITDA or to Adjusted EBITDA, which in either case is a non-GAAP measure; please see our periodic financial releases for reconciliation of historical EBITDA or Adjusted EBITDA to net income.  Incentive compensation is calculated based in part on EBITDA prior to deduction of incentive compensation.

Over a five-year period, this represents a 21.7% increase in EBITDA and over a ten-year period, it is a 45.9% increase.  We also note that as a percentage of net sales, Nutraceutical’s EBITDA compares very favorably with other companies in our industry.  We believe that as Nutraceutical grows and continues to improve, EBITDA is likely to remain the best reflection of long-term stockholder value.  While we typically focus on EBITDA as a measure of performance, we also look at revenue growth over longer periods, typically on a five to ten year perspective.  One of our key objectives is to produce long-term growth in EBITDA and net sales and to maintain high EBITDA percentages as a percent of net sales, without impinging our ability to remain competitive.

2.               Nutraceutical eliminated equity grants (either stock awards or option awards) as a component of compensation in 2006 following an analysis completed by Denver Management Advisors, Inc.  Executives are encouraged to acquire stock directly from the company or on the open market using a portion of their bonus awards.  If the fair value of equity awards were included as part of Mr. Gay’s compensation prior to 2006, his total compensation has actually decreased, when compared to years when he received stock option grants.

3.               ISS’s focus on one-year and three-year TSR as a sole measure of performance is not appropriate for Nutraceutical, which is a small-cap company with low trading volume.  TSR at the one and three year points is by its nature a short-term measure and our Compensation Committee believes that performance is better measured over a longer period, particularly with a company that focuses on methodically improving EBITDA performance over a five-year or preferably ten-year time frame.  Furthermore, small-cap companies such as Nutraceutical have little, if any, analyst coverage and relatively low trading volume.  Regardless of continued strong EBITDA performance, stock price can be based as much on the overall market or on current economic conditions and can be negatively affected by low trading volumes.  Neither the Board nor the Compensation Committee believes it is appropriate to incentivize executives to attempt to boost stock price in the short term in order to improve their compensation.  In short, the methodology ISS is using to evaluate pay is inconsistent with Nutraceutical’s long-term corporate strategy.

4.               ISS has chosen a peer group that does not appear to have any clear relevance to Nutraceutical, with the exception of one company.  The Compensation Committee recognizes only one of the names in the ISS Proxy Report (WNI: Schiff Nutrition International) as a peer of Nutraceutical.  Although the Compensation Committee does not utilize a peer group, a more relevant group could be assembled by, for example, examining Schiff Nutrition International (WNI), Vitacost.com (VITC), Peet’s Coffee & Tea Inc. (PEET), Franklin Covey Co. (FC), Nature’s Sunshine, Inc. (NATR), USANA, Inc. (USANA) and Atrium Innovations, Inc. (ATB.TO).

5.               Mr. Gay’s total compensation of $1,114,800 represented an increase of only approximately $33,000 from 2010 to 2011, or 3.1%, which is not material and should not warrant a negative recommendation from ISS.  Furthermore, Mr. Gay’s total compensation is extremely reasonable relative to CEO’s at other similar publicly traded companies.  Nutraceutical does not currently offer many traditional perks and benefits to its executives offered by other companies, such as large stock option grants or stock awards, severance arrangements, company vehicles or personal insurance benefits over and above those offered to ordinary employees. Following is a comparison of Mr. Gay’s total compensation with CEOs in the group described in paragraph 4 above:

CEO COMPENSATION

Company	Year	Base Salary	Bonus	Stock Awards	Option Awards	Non- Equity Plan	Other	Total Comp	Relevance
NUTR	2011	465,000	640,000	—	—	—	9,800	1,114,800	Company
WNI*	2010	450,000	450,000	1,381,096	4,664,033	—	213,000	7,158,129	Industry and State
VITC**	2010	400,000	275,000	—	894,000	75,000	—	1,644,000	Industry
PEET	2010	597,951	—	—	419,845	771,356	31,519	1,820,671	Industry
FC	2011	500,000	—	600,000	755,591	1,000,000	46,469	2,902,060	State
NATR***	2010	400,000	400,000	—	698,000		68,201	1,566,201	Industry and State
USANA	2010	588,462	100,000	—	957,480	311,885	8,575	1,966,402	Industry and State
ATB.TO	2010	359,000	359,000	—	—	360,732	6,000	1,084,732	Industry

Note: all amounts are based on most recent proxy filings, subject to disclosures below.

*Base represents annualized base salary (actual received for partial 2010 was $105,865); bonus represents target annual bonus upon achievement of objectives; $213,000 in Other column is signing bonus.

**Base represents annualized base salary (actual received for partial 2010 was $153,846); bonus represents guaranteed annual bonus for 2011 and target thereafter.

***Base represents annualized base salary (actual received for partial 2010 was $324,615); bonus represents target annual bonus upon achievement of corporate objectives (actual received for partial 2010 was $200,000).

For the foregoing reasons, we believe ISS’s recommendation is unwarranted and urge you to vote “for” the advisory vote on executive compensation. For additional information on our company’s compensation practices, please see our proxy statement dated December 21, 2011, which you have already received.